Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
AngioDynamics, Inc.	Lippert/Heilshorn & Associates, Inc.
Joe Gerardi	Kim Sutton Golodetz (kgolodetz@lhai.com)
(800) 772-6446 x115	(212) 838-3777
www.angiodynamics.com	Bruce Voss (bvoss@lhai.com)
(310) 691-7100

ANGIODYNAMICS ANNOUNCES DELAY IN LITIGATION CASE WITH DIOMED

QUEENSBURY, N.Y. (June 27, 2006) – AngioDynamics, Inc. (NASDAQ: ANGO) today announced that the summary judgment hearing in the Diomed patent litigation lawsuit in the federal district court in Massachusetts has been postponed due to an Order of Recusal by Judge Stearns.

In January 2004, Diomed, Inc., a subsidiary of Diomed Holdings, Inc., filed a lawsuit against the Company alleging patent infringement related to AngioDynamics’ VenaCure™ product line. VenaCure is a laser system used for the treatment of severe varicose veins. The lawsuit involves a single U.S. patent, number 6,398,777, covering a specific method of endovascular laser treatment of varicose veins. A hearing of the parties’ respective summary judgment motions was scheduled for June 1, 2006. That hearing was postponed by the court while all parties responded to an order of the court dated May 22, 2006, wherein Judge Sterns indicated he had recently been referred to and consulted with a physician concerning a proposed laser treatment. The consulting physician has been engaged by Diomed as an expert witness in the case.

Although AngioDynamics did not request the judge’s recusal, on June 26, 2006, Judge Stearns issued an Order of Recusal. In his order, Judge Stearns stated, “I recognize that a reasonable person (perhaps depending on my ultimate rulings) might harbor doubts about my impartiality. Consequently, I will recuse myself and order that the case be transferred to another judge.” Once a new judge has been assigned to the case, a schedule will be established for future proceedings. We estimate that this change will likely delay resolution of the case by at least several months.

“We are disappointed that the situation arose because we have the highest respect for Judge Stearns and how he has handled the case to date. Nevertheless, given the importance of expert testimony in this matter, we expressed our concerns about his being treated by Diomed’s expert with apparently the very procedure at issue in the case. We were ultimately comfortable leaving the recusal decision in Judge Stearns’ hands and respect his decision to recuse himself under these unusual circumstances. We remain confident in our positions on noninfringement, invalidity, and unenforceability, and look forward to the case being finally resolved by the court,” commented Eamonn P. Hobbs, president and chief executive officer of AngioDynamics.

About VenaCure

The VenaCure endovascular laser venous system is a patient friendly, minimally invasive alternative for the treatment of severe varicose veins. The VenaCure procedure, which lasts about 45 minutes, offers patients an effective outpatient alternative to surgical ligation and vein stripping. The Company markets and sells the VenaCure laser system throughout the United States.

About AngioDynamics

AngioDynamics, Inc. (www.angiodynamics.com) is a leading provider of innovative medical devices used by interventional radiologists, vascular surgeons and other physicians for the minimally invasive diagnosis and treatment of peripheral vascular disease. AngioDynamics designs, develops, manufactures, and markets a broad line of therapeutic and diagnostic devices that enable interventional physicians, such as interventional radiologists, vascular surgeons and others, to treat peripheral vascular diseases and other non-coronary diseases. The Company’s diverse product line includes angiographic products and accessories, dialysis products, vascular access products, PTA products, oncology products, thrombolytic products and venous products.

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company’s expectations. In addition to the matters described above, the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations, competition as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Annual Report on Form 10-K for the year ended May 28, 2005, may affect the actual results achieved by the Company.

PRS 06008 Rev.01

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